                                  EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY
                          ---------------------------

SUBSIDIARIES OF THE COMPANY


The Company owns all of the issued and outstanding shares of National Bank of Southern California which was licensed to do business as a National Bank by the Comptroller of the Currency on January 10, 1983.

The Company owns all of the issued and outstanding shares of Venture Partners, Inc., a California Corporation.